Exhibit 10.6

Execution Version

The lien and security interest created by this Agreement on the collateral described herein is junior and subordinate to the lien on such collateral created by any security agreement, mortgage, deed of trust or similar instrument now or hereafter granted to the ABL Agent, and the Term Loan Agent and their respective successors and assigns, in such collateral, in accordance with the provisions of, and the exercise of any right or remedy by the Notes Agent hereunder are subject to the provisions of, the Amended and Restated Intercreditor Agreement dated as of June 24, 2021, among U.S. Well Services, LLC a Delaware limited liability company as Borrower, CLMG Corp. as Term Loan Agent, Bank of America, N.A. as ABL Agent, and Wilmington Savings Fund Society, FSB, as Notes Agent and each other Person that becomes a Secured Party thereunder from time to time.

GUARANTEE AND THIRD LIEN COLLATERAL AGREEMENT

dated as of

June 24, 2021

among

U.S. WELL SERVICES, INC.,

U.S. WELL SERVICES LLC,

USWS HOLDINGS LLC,

and THE OTHER GRANTORS referred to herein

in favor of

WILMINGTON SAVINGS FUND SOCIETY, FSB,

as Notes Agent

i

SECTION 7. THE NOTES AGENT		26

7.1.	Notes Agent’s Appointment as Attorney-in-Fact, etc	26
7.2.	Duty of Notes Agent	27
7.3.	Execution of Financing Statements, Intellectual Property Filings	28
7.4.	Authority of Notes Agent	28
7.5.	No Individual Foreclosure, Etc	29
7.6.	Reserved	29

SECTION 8. INDEMNITY, SUBROGATION AND SUBORDINATION		29

8.1.	Indemnity and Subrogation	29
8.2.	Contribution and Subrogation	29
8.3.	Subordination	29

SECTION 9. MISCELLANEOUS		30

9.1.	Amendments in Writing	30
9.2.	Notices	30
9.3.	No Waiver by Course of Conduct; Cumulative Remedies	30
9.4.	Enforcement Expenses; Indemnification	30
9.5.	Successors and Assigns	30
9.6.	Reserved	30
9.7.	Counterparts	31
9.8.	Severability	31
9.9.	Section Headings	31
9.10.	Integration	31
9.11.	GOVERNING LAW	31
9.12.	Submission to Jurisdiction; Waivers	31
9.13.	Additional Grantors	32
9.14.	Releases	32
9.15.	No Fiduciary Duty	32
9.16.	WAIVER OF JURY TRIAL	32
9.17.	Intercreditor Agreement Governs	32

EXHIBITS

Exhibit A	Intellectual Property Security Agreement

ANNEXES

Annex 1	Assumption Agreement

ii

GUARANTEE AND THIRD LIEN COLLATERAL AGREEMENT

This GUARANTEE AND THIRD LIEN COLLATERAL AGREEMENT dated as of June 24, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) made by U.S. WELL SERVICES, INC., a Delaware corporation (the “Company”), U.S. Well Services, LLC, a Delaware limited liability company (“US LLC”), USWS Holdings LLC, a Delaware limited liability company (including its permitted successors, “Holdings”) and each other subsidiary of the Company from time to time party hereto (together with the Company and any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of WILMINGTON SAVINGS FUND SOCIETY, FSB, a federal savings bank (together with its successors in such capacities, the “Notes Agent”), as collateral agent for the Secured Parties (as hereinafter defined).

W  I  T  N  E  S  S  E  T  H:

WHEREAS, pursuant to the Note Purchase Agreement dated as of the date hereof, among the Company, the Purchasers (as defined therein) and the Notes Agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), the Holders desire to purchase certain Notes (as defined in the Note Purchase Agreement);

WHEREAS, the Company and the other Grantors will derive substantial direct and indirect benefit from the Purchasers’ consummation of the transactions contemplated by the Note Purchase Agreement;

WHEREAS, it is a condition precedent to the obligation of the Holders to consummate the transactions contemplated by the Note Purchase Agreement that the Grantors shall have executed and delivered this Agreement granting a third priority security interest in the Collateral to the Notes Agent for the benefit of the Secured Parties; and

WHEREAS, this Agreement is subject in all respects to the terms and conditions of the Intercreditor Agreement (as defined in the Note Purchase Agreement).

NOW, THEREFORE, in consideration of the above premises the parties hereto hereby agree as follows:

SECTION 1.    DEFINED TERMS

1.1.    Definitions.

(a)    Unless otherwise defined herein, terms defined in the Note Purchase Agreement and used herein shall have the meanings given to them in the Note Purchase Agreement; provided that each term defined in Article 9 of the UCC (as defined below) and not defined in this Agreement shall have the meaning specified in Article 9 of the UCC.

(b)    The following terms shall have the following meanings:

“ABL Credit Agreement”: as defined in the Intercreditor Agreement.

“After-Acquired Intellectual Property”: as defined in Section 5.4(c).

“Agreement”: this Guarantee and Third Lien Collateral Agreement.

“Applicable Date”: with respect to any Grantor, (i) the date of this Agreement if such Grantor is a party hereto on the date hereof and (ii) the date on which an Assumption Agreement is executed and delivered by such Grantor if such Grantor is not a party hereto on the Closing Date.

“Assumption Agreement”: an Assumption Agreement in the form of Annex 1 hereto.

“Cash”: money, currency or a credit balance in any demand account or deposit account.

“Cash Equivalents”: any of the following: (a) direct obligations of the United States of America (including obligations issued or held in book-entry form on the books of the Department of the Treasury of the United States of America) or obligations the timely payment of the principal of and interest on which are fully guaranteed by the United States of America; and (b) certificates of deposit fully insured by the Federal Deposit Insurance Corporation in national, state or foreign commercial banks whose outstanding long-term debt is rated at least “A” or the equivalent by S&P or Moody’s.

“Closing Date”: as defined in the Note Purchase Agreement.

“Collateral”: as defined in Section 3(a).

“Collateral Account”: any collateral deposit account established by the Notes Agent or a Grantor and maintained under the Notes Agent’s control (as defined in and subject to Section 9-104 of the UCC) to hold cash pending application to the Obligations.

“Company Obligations”: the Note Obligations (as defined in the Note Purchase Agreement) of the Company.

“Contractual Obligations”: as applied to any Person, any provision of any Equity Interests issued by such Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which such Person is a party or by which it or any of its properties is bound.

“Copyright Licenses”: any written agreement naming any Grantor as licensor or licensee, providing for the granting by or to any Grantor of any right in or to any Copyright.

“Copyrights”: (i) all United States and foreign copyrights, whether or not the underlying works of authorship have been published and whether as author, assignee, transferee or otherwise, including but not limited to copyrights in software and databases, and all works of authorship, all right, title and interest to make and exploit all derivative works based on or adopted from works covered by such copyrights, and all copyright registrations, copyright applications, and any renewals or extensions thereof, including each registration and application identified in Schedule 1(b) attached to the Perfection Certificate, and (ii) the rights to print, publish and distribute any of the foregoing.

“Discharge of Obligations”: the repayment in full of the Obligations or the conversion of the Obligations into Equity Interests of the Parent or into a license agreement (except for indemnities and other obligations which by the express terms of the relevant Transaction Document survive repayment of the Notes) under the terms of the Note Purchase Agreement and the Notes.

“Discharge of ABL Obligations”: is defined in the Intercreditor Agreement.

“Discharge of Term Loan Obligations”: is defined in the Intercreditor Agreement.

“Equity Interests”: with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Excluded Account”: the Payroll Account, Workers’ Compensation Account, Specified Distributable Cash Account and the Judgment Appeal Account (each as defined in the Term Loan Credit Agreement).

“Excluded Property”: the following:

(a)    any assets over which the granting of Liens under the Notes Collateral Documents in such assets would be prohibited by contract or agreement (to the extent existing (x) on the Closing Date or (y) at the time such assets are acquired and not entered into in contemplation of such acquisition), applicable law or regulation (other than to the extent that such prohibition would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable Law) or would require the consent of any Person (other than the Company or any of its Affiliates) that has not been obtained (to the extent such consent right (x) existed on the Closing Date or (y) at the time such assets are acquired and not in contemplation thereof) or would require the consent of any Governmental Authority or regulatory body unless such consent has been obtained (in each case, other than to the extent that such consent requirement would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable Law); provided that any such asset or, to the extent severable, any portion thereof, will be an Excluded Property only to the extent and for so long as such prohibition or consent requirement is effective and will cease to be an Excluded Property and will become subject to the Lien granted under the Notes Collateral Documents, immediately and automatically, at such time as such prohibition or consent requirement is no longer effective;

(b)    any lease, license, contract, property right, general intangible, agreement, asset or property to which the Company is a party or has rights, or which is otherwise subject to a purchase money security interest, or any of its rights or interests thereunder, if and only for so long as the grant of a Lien under the Notes Collateral Documents would constitute or result in a breach, termination or default under, or would invalidate, any such lease, license, contract, property right, general intangible, agreement, asset or property or purchase money arrangement or create a right of termination in favor of any party thereto (other than the Company or any of its Affiliates) (other than to the extent that any term of such lease, license, contract, property right, general intangible, agreement, asset or property or purchase money arrangement would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable Law); provided that such lease, license, contract, property right or agreement or purchase money arrangement or, to the extent severable, any portion thereof, will be an Excluded Property only to the extent and for so long as the consequences specified above will result and will cease to be an Excluded Property and will become subject to the Lien granted under the Notes Collateral Documents, immediately and automatically, at such time as such consequences will no longer result;

(c)    any governmental permits, franchises, approvals, charters, authorizations or licenses or state or local permits, franchises, approvals, charters, authorizations or licenses, to the extent a grant of a Lien under the Notes Collateral Documents in any such permit, franchise, approval, charter, authorization or license is prohibited or restricted thereby (other than to the extent that any such prohibition or restriction would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable Law); provided that any such permit, franchise, approval, charter, authorization or license or, to the extent severable, any portion thereof, will be an Excluded Property only to the extent and for so long as such prohibition or restriction is effective and will cease to be an Excluded Property and will become subject to the Lien granted under the Notes Collateral Documents, immediately and automatically, at such time as such prohibition is no longer effective; and

(d)    any Excluded Account,

provided that notwithstanding anything to the contrary in this Agreement, to the extent that any Grantor grants a Lien on any asset or right described in clauses (a) through (d) above to secure any obligations under any of its other debt (including, without limitation, the ABL Credit Agreement or the Term Loan Credit Agreement), such asset or right will cease to be Excluded Property and will become subject to the Lien granted under the Notes Collateral Documents, immediately and automatically. Excluded Property shall not include any proceeds, products, substitutions or replacements of Excluded Property (unless such proceeds products, substitutions or replacements would otherwise constitute Excluded Property.)

“Grantors”: as defined in the preamble hereto.

“Guarantor Obligations”: the Note Obligations (as defined in the Note Purchase Agreement) of each Guarantor.

“Guarantors”: with respect to the Guarantor Obligations, each Grantor (other than the Guarantor Obligations with respect to such Grantor), and with respect to the Company Obligations, each Grantor (other than the Company).

“Guaranty” the guaranty of the Guarantors set forth in Section 2.

“Guaranteed Obligations”: as defined in Section 2.1(a).

“Indemnified Amount”: as defined in Section 8.2.

“Infringement”: infringement, misappropriation, dilution or other impairment or violation, and “Infringe” or “Infringing” shall have a correlative meaning.

“Indebtedness”: as defined in the Intercreditor Agreement.

“Insolvency or Liquidation Proceeding”: as defined in the Intercreditor Agreement.

“Intellectual Property”: the collective reference to all rights in intellectual property, whether arising under United States, state, multinational, or foreign laws or otherwise, including Copyrights, Patents, industrial designs, Trademarks, service marks, domain names, software, Intellectual Property Licenses, technology, know-how and processes, recipes, formulas, Trade Secrets and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intellectual Property Licenses”: all Copyright Licenses, Patent Licenses, and Trademark Licenses, or other license or sublicense agreement relating to Intellectual Property to which any Grantor is a party.

“Intellectual Property Security Agreement”: an agreement substantially in the form of Exhibit A hereto.

“Intercompany Note”: any promissory note evidencing loans made by any Grantor to Company or any of its Subsidiaries.

“Intercreditor Agreement”: means that certain Amended and Restated Intercreditor Agreement, dated as of June 24, 2021, by and among the CLMG Corp., Bank of America, N.A., and the ABL Agent, Notes Agent, USLLC and the other Persons party thereto from time to time, as amended, restated, supplemented or otherwise modified from time to time.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the UCC, (ii) security entitlements, in the case of any United States Treasury book-entry securities, as defined in 31 C.F.R. section 357.2, or, in the case of any United States federal agency book-entry securities, as defined in the corresponding United States federal regulations governing such book-entry securities, and (iii) whether or not constituting “investment property” as so defined under clause (i), all Pledged Securities; provided that the term “Investment Property” shall not at any time include Excluded Property.

“Issuers”: the collective reference to each issuer of a Pledged Security that is pledged by a Grantor hereunder.

“Note Purchase Agreement”: as defined in the preamble hereto.

“Notes Collateral Documents”: as defined in the Intercreditor Agreement.

“Obligations”: the collective reference to the Company Obligations and the Guarantor Obligations.

“Patent License”: all written agreements naming any Grantor as licensor or licensee, providing for the granting by or to any Grantor of any right in or to a Patent.

“Patents”: (i) all United States and foreign patents, patent applications and patentable inventions, including each issued patent and patent application identified in Schedule 1(a) attached to the Perfection Certificate, all certificates of invention or similar property rights, and all registrations thereof, (ii) all inventions and improvements described and claimed therein, and (iii) all reissues, divisions, reexaminations, continuations, continuations-in-part, substitutes, renewals, and extensions thereof and all improvements thereon.

“Perfection Certificate”: the Perfection Certificate dated as of the date hereof, executed by the Grantors, as such certificate may be amended, restated, supplemented or otherwise modified from time to time.

“Permitted Liens”: any and all Liens permitted to exist under the terms of the ABL Credit Agreement or the Term Loan Credit Agreement.

“Pledged Debt Securities”: all debt securities now owned or hereafter acquired by any Grantor, including the debt securities listed in Section IX of the Perfection Certificate, provided that the Pledged Debt Securities shall not include any Excluded Property.

“Pledged Equity Interests”: all shares or other equity interests constituting Equity Interests now owned or hereafter acquired by such Grantor, including all shares of Equity Interests described on Section IX of the Perfection Certificate (as such certificate may be amended from time to time), and the certificates, if any, representing such Equity Interests and any interest of such Grantor in the entries on the books of the issuer of such Equity Interests and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Equity Interests and any other warrant, right or option to acquire any of the foregoing, provided that the Pledged Equity Interests shall not include any Excluded Property.

“Pledged Notes”: all promissory notes and other evidences of Indebtedness that constitute Instruments now owned or hereafter acquired by any Grantor, including those listed in Section IX of the Perfection Certificate and all Intercompany Notes at any time issued to any Grantor, provided that the Pledged Notes shall not include any Excluded Property.

“Pledged Securities”: the collective reference to the Pledged Debt Securities, the Pledged Notes and the Pledged Equity Interests.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the UCC and, in any event, shall include all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.

“Receivable”: all accounts, Payment Intangibles and any other right to payment for goods or other property sold, leased, licensed or otherwise disposed of or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper or classified as a Payment Intangible and whether or not it has been earned by performance.

“Registered Intellectual Property”: as defined in Section 4.5(a).

“Secured Parties”: collectively, the Notes Agent, the Holders, and each co-agent or sub-agent appointed by the Notes Agent from time to time.

“Subordinated Obligations”: as defined in Section 2.5.

“Term Loan Credit Agreement”: as defined in the Intercreditor Agreement.

“Trademark License”: any written agreement naming any Grantor as licensor or licensee providing for the granting by or to any Grantor of any right in or to any Trademark.

“Trademarks”: (i) all United States, state and foreign trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade dress, trade styles, logos, or other indicia of origin or source identification, Internet domain names, trademark and service mark registrations, designs and general intangibles of like nature, and applications for trademark or service mark registrations and any renewals thereof, including each registration and application identified in Schedule 1(a) attached to the Perfection Certificate and (ii) the goodwill of the business connected with the use of, and symbolized by, each of the above.

“Trade Secrets”: all trade secrets and all confidential and proprietary information, including know-how, manufacturing and production processes and techniques, inventions, research and development information, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information, formulae, parts, diagrams, drawings, specifications, blue prints, lists of materials, and production manuals.

“UCC”: the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

“USCO”: the United States Copyright Office.

“USPTO”: the United States Patent and Trademark Office.

“Vehicles”: all cars, trucks, trailers, construction and earth moving equipment and other vehicles that require a certificate of title for purposes of registration in the relevant jurisdiction, and all tires and other appurtenances to any of the foregoing.

1.2.    Other Definitional Provisions.

(a)    Except as otherwise expressly set forth herein, the rules of construction specified in Section 11.1 of the Note Purchase Agreement also apply to this Agreement.

(b)    Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

(c)    All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

SECTION 2.    GUARANTEE

2.1.    Guaranty, Limitation of Liability.

(a)    Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Grantor now or hereafter existing under or in respect of the Transaction Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, the reasonable and documented fees and expenses of counsel) incurred by the Notes Agent or any Holder in enforcing any rights under this Guaranty or any other Transaction Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Grantor to any Holder under or in respect of the Transaction Documents but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency or Liquidation Proceeding involving such other Grantor.

(b)    Each Guarantor, and by its acceptance of this Guaranty, the Notes Agent (on behalf of each Holder), hereby confirms that it is the intention of all such Persons that this Guaranty and the obligations of each Guarantor hereunder not constitute a fraudulent transfer, fraudulent conveyance or fraudulent incurrence of a debt for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Notes Agent, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will not render the obligations of such Guarantor under this Guaranty subject to avoidance as a fraudulent transfer, fraudulent conveyance or fraudulent incurrence of a debt under any Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law, and not any greater amount. Each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

(c)    Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Holder under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Holders under or in respect of the Transaction Documents.

2.2.    Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Transaction Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Holder with respect thereto. The obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Grantor under or in respect of the Transaction Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Company or any other Grantor or whether the Company or any other Grantor is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)    any lack of validity or enforceability of any Transaction Document or any agreement or instrument relating thereto;

(b)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Grantor under or in respect of the Transaction Documents, or any other amendment or waiver of or any consent to departure from any Transaction Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Grantor or any of its Subsidiaries or otherwise;

(c)    any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d)    any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Grantor under the Transaction Documents or any other assets of any Grantor or any of its Subsidiaries;

(e)    any change, restructuring or termination of the corporate structure or existence of any Grantor or any of its Subsidiaries;

(f)    any failure of any Holder to disclose to any Grantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Grantor now or hereafter known to such Holder (each Guarantor waiving any duty on the part of the Holders to disclose such information);

(g)    the failure of any other Person to execute or deliver this Agreement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h)    any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Holder that might otherwise constitute a defense available to, or a discharge of, any Grantor or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Holder or any other Person upon the insolvency, bankruptcy or reorganization of the Company or any other Grantor or otherwise, all as though such payment had not been made.

2.3.    Waivers and Acknowledgments.

(a)    Each Guarantor hereby agrees that its Guaranty hereunder constitutes a continuing, absolute, irrevocable and unconditional guarantee of payment when due and not of collection and waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Holder protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Grantor or any other Person or any Collateral.

(b)    Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c)    Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Holder that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Grantors, any other guarantor or any other Person or any Collateral, (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of such Guarantor hereunder, and (iii) any right to require that any resort be had by the Notes Agent or any other Secured Party to any security held for the payment of the Obligations or to any balance of any Deposit Account or credit on the books of the Notes Agent or any other Secured Party in favor of the Company or any other person.

(d)    Each Guarantor acknowledges that the Notes Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this

Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Notes Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(e)    Each Guarantor assumes all responsibility for being and keeping itself informed of the Company’s and each other Grantor’s financial condition and assets and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither the Notes Agent nor any other Secured Party will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

(f)    Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Holder to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Grantor or any of its Subsidiaries now or hereafter known by such Holder.

(g)    Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the arrangements contemplated by the Transaction Documents and that the waivers set forth in Section 2.2 and this Section 2.3 are knowingly made in contemplation of such benefits.

2.4.    Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Company or any other Grantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under or in respect of this Guaranty or any other Transaction Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Holder against the Company, any other Grantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Company or any other Grantor directly or indirectly, in Cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in Cash. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in Cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the Discharge of Obligations, and (c) the Maturity Date, such amount shall be received and held in trust for the benefit of the Holders, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Notes Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Transaction Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to any Holder of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in Cash, and (iii) the Discharge of Obligations shall have occurred, the Holders will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

2.5.    Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other obligations owed to such Guarantor by each other Grantor (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 2.5:

(a)    Prohibited Payments, Etc. Except during the continuance of any Event of Default, each Guarantor may receive regularly scheduled payments from any other Grantor on account of the Subordinated Obligations in compliance with the Intercreditor Agreement. Upon the occurrence and during the continuance of any Event of Default, however, unless the Requisite Holders otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations other than to the extent payment of such Subordinated Obligations is permitted under the terms of the Intercreditor Agreement and the other Transaction Documents.

(b)    Prior Payment of Guaranteed Obligations. In any Insolvency or Liquidation Proceeding relating to any other Grantor, each Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in Cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of an Insolvency or Liquidation Proceeding, whether or not constituting an allowed claim in such proceeding (“Post-Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c)    Turn-Over. Upon the occurrence and during the continuance of any Event of Default, each Guarantor shall, if the Notes Agent so requests in writing, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Secured Parties and deliver such payments to the Notes Agent on account of the Guaranteed Obligations (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d)    Notes Agent Authorization. After the occurrence and during the continuance of any Event of Default, the Notes Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post-Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and (B) to pay any amounts received on such obligations to the Notes Agent for application to the Guaranteed Obligations (including any and all Post-Petition Interest).

2.6.    Reserved.

2.7.    Reserved.

2.8.    Reserved.

SECTION 3.    GRANT OF SECURITY INTEREST

(a)    Each Grantor hereby pledges and grants to the Notes Agent, for the ratable benefit of the Secured Parties, a third priority security interest in, all of such Grantor’s right, title and interest in and to all of its personal property, in each case, wherever located and whether now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, but subject to the last sentence of this Section 3(a), the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations:

(i)    all Accounts and Receivables;

(ii)    all Chattel Paper;

(iii)    all Money, cash, cash equivalents and Deposit Accounts, Securities Accounts and Commodity Accounts (excluding, for the avoidance of doubt, any cash, cash equivalents and Deposit Accounts, Securities Accounts and Commodity Accounts, in each case, constituting Excluded Property);

(iv)    all Documents and Material Contracts;

(v)    all Equipment;

(vi)    all Fixtures;

(vii)    all General Intangibles;

(viii)    all Instruments;

(ix)    all Intellectual Property;

(x)    all Inventory;

(xi)    all Investment Property;

(xii)    all Letter of Credit Rights;

(xiii)    all Goods not otherwise described above;

(xiv)    all Collateral Accounts;

(xv)    all Commercial Tort Claims listed on Section XII of the Perfection Certificate;

(xvi)    all Vehicles and all title documents with respect to Vehicles;

(xvii)    all books and records evidencing or pertaining to the Collateral; and

(xviii)    to the extent not otherwise included, all other personal property of the Grantor and all Proceeds, products, accessions, rents and profits of any and all of the foregoing and all collateral security, Supporting Obligations and guarantees given by any Person with respect to any of the foregoing.

Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in any Excluded Property and none of the Excluded Property shall constitute Collateral; provided, however, that a security interest shall immediately be granted to the Notes Agent (for the benefit of the Secured Parties) and attach to, and Collateral shall immediately include, any asset (or portion thereof) upon such asset (or portion thereof) ceasing to be an Excluded Property.

(b)    Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all of its obligations in respect of the Collateral and nothing contained herein is intended or shall be a delegation of duties to any Secured Party, (ii) each Grantor jointly and severally agrees to indemnify and hold harmless the Notes Agent and the Secured Parties from and against any and all liability for performance under each contract, agreement or instrument relating to the Collateral, (iii) each Grantor shall remain liable (as between itself and any relevant counterparty) under each of its agreements included in the Collateral and shall perform all of its obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Notes Agent nor any other Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto, nor shall the Notes Agent nor any other Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, and (iv) the exercise by the Notes Agent or the other Secured Parties (or any of their respective directors, officers, employees, affiliates or agents) of any of its rights, remedies or powers hereunder shall not release any Grantor from any of its Obligations, duties or obligations under the contracts and agreements included in the Collateral.

(c)    This Agreement, and the Liens granted and created herein in the Collateral, secure the payment and the performance of all Obligations now or hereafter in effect, whether direct or indirect, absolute or contingent, and including all amounts that constitute part of the Obligations and would be owed by the Grantors but for the fact that they are unenforceable or not allowed due to a pending Insolvency or Liquidation Proceeding.

SECTION 4.    REPRESENTATIONS AND WARRANTIES

To induce the Notes Agent and the Holders to enter into the Note Purchase Agreement and to induce the Holders to consummate the transactions contemplated thereby, each Grantor and/or Guarantor hereby, jointly and severally, represents and warrants to the Notes Agent as and when required by the Note Purchase Agreement, for the benefit of the Secured Parties that each representation and warranty contained in Article IV of the Note Purchase Agreement relating to such Grantor and/or Guarantor is true and correct in all material respects (or in the case of any such representation that is qualified by materiality, in all respects) as if made by such Grantor and/or Guarantor herein, provided, that to the extent any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects (or in the case of any such representation that is qualified by materiality, in all respects) as of such date or for such period, and further represents and warrants that:

4.1.    Title; No Other Liens. Such Grantor owns (or has the power to transfer rights in) each item of the Collateral free and clear of any and all Liens except for Permitted Liens. No effective financing statement, fixture filing or other public notice under applicable law with respect to all or any part of the Collateral, to the extent authorized by any Grantor, is on file or of record in any public office, except those as have been filed in favor of the Notes Agent, for the benefit of the Secured Parties, pursuant to this Agreement or the other Transaction Documents or as are not prohibited by the Note Purchase Agreement or as are contemplated by the Intercreditor Agreement.

4.2.    Perfected Liens. The security interests granted pursuant to this Agreement constitute legal, valid, binding and enforceable and, subject to the Intercreditor Agreement, and any Permitted Liens, third lien security interests in all of the Collateral in favor of the Notes Agent, for the benefit of the Secured Parties, as collateral security for the Obligations, enforceable against each applicable Grantor in accordance with the terms hereof, except as enforceability may be limited by applicable Bankruptcy Law and by general equitable principles (whether enforcement is sought in proceedings in equity or at law) and, other than with respect to Collateral in which a security interest cannot be perfected in such a manner, as of the Applicable Date for such Grantor, when financing statements in appropriate form are filed in the appropriate filing offices and appropriate assignments or notices are filed in each applicable IP Office have been completed and upon the payment of all filing fees, will be perfected and, subject to the Intercreditor Agreement and the first priority liens and second priority liens described therein, are prior to the Liens on the Collateral of any other Person (except for Permitted Liens).

4.3.    Name; Jurisdiction of Organization, etc. As of the Applicable Date for each Grantor, such Grantor’s exact legal name (as indicated on the public record of such Grantor’s jurisdiction of formation or organization), jurisdiction of organization, organizational identification number, if any, and the location of such Grantor’s chief executive office or sole place of business, as the case may be, are specified in Section I of the Perfection Certificate. Except as specified in Section I of the Perfection Certificate, no Person that is a Grantor on the date hereof has (a) changed its name, jurisdiction of organization, chief executive office or sole place of business (as the case may be) within the four (4) calendar months immediately prior to the Applicable Date, or (b) any books and records concerning the Collateral at any location other than at such chief executive office or sole place of business.

4.4.    Investment Property and Pledged Securities.

(a)    As of the Applicable Date, such Grantor is the record and beneficial owner of all Pledged Equity Interests pledged by it hereunder which is issued by any Subsidiary of a Grantor, and such Grantor has good title to all such Pledged Equity Interests and to all other Investment Property pledged by it hereunder, free of any and all Liens, except Permitted Liens.

(b)    Section IX of the Perfection Certificate sets forth as of the Applicable Date for Company and each other Grantor, with respect to such Grantor under the heading “Equity Interests” all of the Pledged Equity Interests owned by such Grantor, and such Pledged Equity Interests as of such Applicable Date constitutes the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial interest of the respective issuers thereof indicated on such certificate, as applicable. Section X of the Perfection Certificate sets forth as of the Applicable Date for each Grantor, with respect to such Grantor under the heading “Debt Instruments” all of the Pledged Debt Securities and Pledged Notes, owned by any Grantor that are required to be delivered to the Notes Agent pursuant to Section 5.1(a).

(c)    The shares of Pledged Equity Interests pledged by such Grantor hereunder constitute all of the issued and outstanding shares of all classes of the Equity Interests of each issuer of Equity Interests included in the Collateral owned by such Grantor. All the shares of the Pledged Equity Interests issued by the Company or any Subsidiary of the Company have been duly and validly authorized and issued and are fully paid and nonassessable.

(d)    All the Pledged Debt Securities and Pledged Notes issued by the Company or any Subsidiary of the Company have been duly and validly authorized and issued and are legal, valid and binding obligations of the issuers thereof.

(e)    Each Grantor (i) as of the Applicable Date for such Grantor, is and, subject to any transfers made in compliance with the ABL Credit Agreement or the Term Loan Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated in Section IX of the Perfection Certificate as owned by such Grantor and (ii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Securities, except as permitted by the ABL Credit Agreement or the Term Loan Credit Agreement.

(f)    Except for restrictions and limitations imposed by the Transaction Documents, the Intercreditor Agreement, the Term Loan Credit Agreement, the ABL Credit Agreement, or

securities laws generally or otherwise permitted to exist pursuant to the terms of the Note Purchase Agreement, the Pledged Securities are and will continue to be freely transferable and assignable, and as of the Applicable Date, none of the Pledged Securities are or will be subject to outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments that might materially prohibit, impair, delay or otherwise in a manner material and adverse to the Secured Parties affect the sale or disposition thereof pursuant hereto or the exercise by the Notes Agent of rights and remedies hereunder.

4.5.    Intellectual Property.

(a)    Section VII of the Perfection Certificate lists as of the Applicable Date for such Grantor all issued Patents and pending Patent applications of any Grantor with the USPTO, all registered Copyrights, and pending Copyright applications of any Grantor with the USCO, all registered Trademarks and pending Trademark applications of any Grantor with the USPTO (collectively, “Registered Intellectual Property”), and all exclusive Copyright Licenses.

(b)    Except as would not have or reasonably be expected to have a Material Adverse Effect (as defined in the Term Loan Credit Agreement):

(i)    each Grantor owns or has the right to use all Intellectual Property that is material to its business as currently conducted, free of all Liens other than Permitted Liens, and takes reasonable actions to protect, preserve and maintain such Intellectual Property;

(ii)    as of the Applicable Date, all Intellectual Property owned or exclusiving licensed by such Grantor is valid, unexpired, enforceable, and has not been abandoned and all exclusive Copyright Licenses are in full force and effect;

(iii)    as of the Applicable Date, to each Grantor’s knowledge, the business and operations of such Grantor do not Infringe the intellectual property rights of any other person, and no Person is Infringing any rights in any Intellectual Property owned by such Grantor;

(iv)    as of the Applicable Date, no holding, decision or judgment has been rendered by any Governmental Authority or arbitrator which would limit, cancel or challenge the validity, enforceability, ownership or use of such Grantor’s rights in any Intellectual Property owned by the Grantor in any respect, and such Grantor knows of no valid basis for same; and

(v)    no action or proceeding is pending or, to the knowledge of such Grantor, threatened in writing, in each case, on the date hereof seeking to limit, cancel or challenge the validity, enforceability, ownership or use of any Intellectual Property owned by the Grantor or such Grantor’s interest therein.

4.6.    Reserved.

4.7.    Reserved.

4.8.    Margin Regulations. The pledge of Collateral pursuant to this Agreement does not violate Regulations T, U or X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

4.9.    Reserved.

SECTION 5.    COVENANTS

Each Grantor and/or Guarantor covenants and agrees with the Notes Agent, for the benefit of the Secured Parties, that, until the Discharge of Obligations, in each case subject to the requirements of the Intercreditor Agreement, each applicable Grantor and/or Guarantor covenants and agrees that such Grantor and/or Guarantor will comply, and will cause each of its Subsidiaries to comply, with all of the applicable provisions, covenants and agreements contained in Article V of the Note Purchase Agreement relating to such Grantor and/or Guarantor or its Subsidiaries, and it will take or will refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no violation of any provision, covenant or agreement contained in Article V of the Note Purchase Agreement, and so that no Event of Default, is caused by the actions of such Grantor and/or Guarantor or any of its Subsidiaries, and that:

5.1.    Delivery of Pledged Securities; Certificated Securities.

(a)    Following the Discharge of ABL Obligations and the Discharge of Term Loan Obligations, if any of the Collateral consists of an Instrument with value in excess of $100,000, note or debt security, such Instrument, note or debt security shall be delivered to the Notes Agent (i) on the Closing Date (in the case of any such Collateral owned by a Grantor on the Closing Date or such later date as the Notes Agent may agree) or (ii) promptly after such Collateral is acquired (in the case of any other such Collateral) and in any event no later than 10 Business Days after such acquisition (or such later date as the Notes Agent may agree in its reasonable discretion), in each case accompanied by proper instruments of assignment duly executed by the applicable Grantor in blank in a manner and form reasonably satisfactory to the Notes Agent (in each case to the extent delivery of such instruments of assignment are customary under applicable requirements of law), to be held as Collateral pursuant to this Agreement.

(b)    Following the Discharge of ABL Obligations and the Discharge of Term Loan Obligations, if any of the Collateral consisting of Equity Interests of a Subsidiary of a Grantor is a “security” within the meaning of Article 8 of the UCC and is or shall become evidenced or represented by any certificate, such certificate shall be delivered to the Notes Agent (i) on the Closing Date (in the case of any such Collateral owned by a Grantor that is evidenced or represented by a certificate on the Closing Date) (or such later date as the Notes Agent may agree) or (ii) in the case of any other such Collateral that is acquired or becomes evidenced or represented by a certificate after the Closing Date, promptly after such Collateral is acquired or becomes so evidenced or represented and in any event no later than 10 Business Days after such acquisition or representation (or such later date as the Notes Agent may agree in its reasonable discretion), in each case accompanied by undated stock powers or other instruments of transfer duly executed by the applicable Grantor in blank in a manner and form reasonably satisfactory to the Notes Agent, to be held as Collateral pursuant to this Agreement.

(c)    Each Grantor acknowledges and agrees that to the extent each interest in any limited liability company or limited partnership that is a Subsidiary of a Grantor and pledged hereunder is a “security” within the meaning of Article 8 of the UCC and is governed by Article 8 of the UCC, such interest shall be (i) certificated and each such interest shall at all times hereafter continue to be such a security and represented by such certificate or (ii) if not so certificated, following the Discharge of ABL Obligations and the Discharge of Term Loan Obligations, subject to a control agreement in favor of the Notes Agent unless constituting Excluded Property. Each Grantor further acknowledges and agrees that with respect to any interest in any limited liability company or limited partnership that is a Subsidiary of a Grantor and pledged hereunder that is not a “security” within the meaning of Article 8 of the UCC, such Grantor shall, following the Discharge of ABL Obligations and the Discharge of Term Loan Obligations, at no time thereafter elect to treat any such interest as a “security” within the meaning of Article 8 of the UCC, nor shall such interest be represented by a certificate, unless such Grantor provides prompt written notification to the Notes Agent of such election and such interest is thereafter represented by a certificate that is delivered to the Notes Agent.

5.2.    Maintenance of Perfected Security Interest Further Documentation.

(a)    Subject to the provisions of Section 3(b) hereof, and provided that in no event shall any Grantor be required to deliver Pledged Securities not required to be delivered pursuant to Section 5.1 hereof, such Grantor shall (i) maintain the security interest created by this Agreement on the Collateral as a perfected security interest having at least the priority described in Section 4.2 hereof until the Collateral is released from such security interest in connection with the Discharge of Obligations, pursuant to the terms of the Intercreditor Agreement or by operation of law or by agreement of at least the Requisite Holders and shall cause such Collateral to remain free of Liens other than Permitted Liens, and (ii) defend the right, title and interest of the Notes Agent and the other Secured Parties in and to the Collateral against the claims and demands of all Persons whomsoever.

(b)    Subject to the provisions of Section 3(b) hereof, at any time and from time to time, upon the written request of the Notes Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly authorize, execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Notes Agent may reasonably request to better assure, preserve, protect and perfect the security interests granted hereby, the full benefits of this Agreement and the rights and powers herein granted, including (i) the payment of any fees and taxes required in connection with the execution and delivery of this Agreement and the granting and perfecting of the security interests, and (ii) the filing of any financing or continuation statements under the UCC with respect to the security interests created hereby. Each Grantor will provide to the Notes Agent from time to time upon reasonable request, evidence reasonably satisfactory to the Notes Agent as to the perfection (to the extent required by this Agreement and allowed under the Intercreditor Agreement) and priority of the Lien created or intended to be created pursuant to this Agreement.

5.3.    Changes in Locations, Name, Jurisdiction of Incorporation, etc. If any Grantor intends to change its (i) jurisdiction of organization or, in the case of Grantors which are not registered organizations (within the meaning of the UCC), the location of its chief executive office or the sole place of business from that referred to in Section I of the Perfection Certificate, (ii) name or (iii) type of organization, such Grantor shall not undertake any such action until it has given to the Notes Agent not less than five (5) Business Days’ prior written notice of its intention to do so, specifying such new jurisdiction, location, name or type of organization (as applicable), and within 10 Business Days of taking any such action (or such later date as the Notes Agent may agree in its reasonable discretion), such Grantor shall deliver to the Notes Agent all additional financing statements and any other documents and take other any action necessary to maintain the validity, perfection and priority of the security interests in the Collateral provided for herein, subject to the provisions of and Section 3(b) hereof.

5.4.    Intellectual Property.

(a)    Such Grantor will not (and will not affirmatively permit any licensee or sublicensee thereof to) do any act, or omit to do any act, whereby any material Intellectual Property owned by such Grantor may become forfeited, abandoned or dedicated to the public, except as shall be consistent with such Grantor’s commercially reasonable business judgment that the maintenance thereof is no longer necessary to or useful for the conduct of such Grantor’s business and as permitted under the ABL Credit Agreement or the Term Loan Credit Agreement. Each Grantor shall take all commercially reasonable steps which it (or during the continuation of an Event of Default, the Notes Agent) deems reasonable and appropriate under the circumstances to maintain, preserve and protect each item of its material Intellectual Property.

(b)    Such Grantor agrees to execute an Intellectual Property Security Agreement, with respect to its Registered Intellectual Property and exclusive Copyright Licenses (other than Excluded Property) included in the Collateral in order to record the security interest granted herein to the Notes Agent for the benefit of the Secured Parties with the USPTO or the USCO, as applicable, as and when required by Section 5.4(c).

(c)    Such Grantor agrees that, should it obtain an ownership interest in any item of Registered Intellectual Property or be granted any exclusive Copyright Licenses after the date hereof (other than Excluded Property) (the “After-Acquired Intellectual Property”), (i) the provisions of Section 3 hereof shall automatically apply thereto and (ii) any such After-Acquired Intellectual Property shall automatically become part of the Collateral. Upon the reasonable request of the Notes Agent after notice of any newly acquired, created or developed Registered Intellectual Property owned by such Grantor or new rights granted to such Grantor under any exclusive Copyright License, such Grantor shall execute an Intellectual Property Security Agreement with respect to its After-Acquired Intellectual Property, in order to record the security interest granted herein to the Notes Agent for the benefit of the Secured Parties with the USPTO or the USCO, as applicable.

5.5.    Commercial Tort Claims. If such Grantor shall obtain an interest in any Commercial Tort Claim with an estimated value in excess of $100,000, such Grantor shall (a) on the Closing Date (in the case of any such interest in any Commercial Tort Claims owned by a Grantor on the Closing Date) or (b) promptly after such interest is obtained (in the case of any other such interest in a Commercial Tort Claim) and in any event no later than 10 Business Days after such interest is obtained (or such later date as the Notes Agent may agree in its reasonable discretion) sign and deliver documentation reasonably requested by and acceptable to the Notes Agent granting a security interest under the terms and provisions of this Agreement in and to such Commercial Tort Claim and the proceeds thereof. In the event the Perfection Certificate shall set forth any Commercial Tort Claim, Section 3(a)(xv) hereof shall be deemed to be supplemented to include the reference to such Commercial Tort Claim (and the description thereof), in the same form as such reference and description are set forth on the Perfection Certificate.

5.6.    Deposit Accounts; Securities Accounts. Each Grantor shall comply with the applicable requirements set forth in the ABL Credit Agreement or Term Loan Credit Agreement, as applicable.

5.7.    Records; Statements and Schedules. Each Grantor shall keep and maintain, at its own cost and expense, records of the Collateral owned by it, including records of all payments received with respect thereto, and it shall make the same available to the Notes Agent for inspection at such Grantor’s chief executive office, at its own cost and expense upon reasonable prior written notice (except after the occurrence and during the continuance of an Event of Default) during normal business hours. The Grantor shall furnish to the Notes Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Notes Agent may reasonably request in writing, all in reasonable detail.

5.8.    Improper Distributions. Notwithstanding any other provision contained in this Agreement, no Grantor shall accept any distributions, dividends or other payments (or any collateral in lieu thereof) in respect of the Collateral, except to the extent the same are permitted by the terms of this Agreement, the ABL Credit Agreement or the Term Loan Credit Agreement.

5.9.    Bankruptcy; Dissolution. None of the Company nor Holdings shall authorize or permit US LLC to:

(a)    except upon compliance with the requirements of its constituent documents, (i) commence a voluntary Insolvency or Liquidation Proceeding seeking liquidation, reorganization or other relief with respect to the US LLC or the US LLC’s debts or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or any substantial part of the US LLC’s property, (ii) consent to any such relief or to the appointment of or taking possession by any such official in an involuntary Insolvency or Liquidation Proceeding against US LLC, or (iii) make a general assignment for the benefit of the US LLC’s creditors;

(b)    commence or join with any other Person (other than the Notes Agent and the other Secured Parties) in commencing any Insolvency or Liquidation Proceeding against US LLC; or

(c)    except as permitted by the Transaction Documents, liquidate, wind up or dissolve, or sell or lease or otherwise transfer or dispose of all or any substantial part of its property, assets or business or combine, merge or consolidate with or into any other entity, or change its legal form, or implement any material acquisition or purchase of assets from any Person.

5.10.    Vehicles.

(a)    Following the Discharge of ABL Obligations and the Discharge of Term Loan Obligations, no Grantor shall permit (i) the certificate of title/ownership for any Vehicle to be transferred to another jurisdiction without notifying the Notes Agent thirty (30) days (or such shorter period as the Notes Agent may agree in its reasonable discretion) prior to such transfer and demonstrating compliance with such other jurisdiction’s certificate of title statute in order to properly perfect the Notes Agent’s security interest in such Vehicle and (ii) any Vehicle to be removed from the state which has issued such Vehicle’s certificate of title/ownership for a period that is in excess of the statutory period which would require such Vehicle to be “re-titled” in any other jurisdiction, unless a new certificate of title/ownership is delivered for such new jurisdiction within such statutory period.

(b)    Following the Discharge of ABL Obligations and the Discharge of Term Loan Obligations, with respect to any Vehicles acquired by such Grantor subsequent to the date thereof, within sixty (60) days after the date of acquisition thereof (or such later period as may be consented to by the Notes Agent), all applications for certificates of title/ownership indicating the Notes Agent’s security interest in the Vehicle covered by such certificate, and any other necessary documentation, shall be filed in each office in each jurisdiction which the Notes Agent shall deem advisable to perfect its security interests in the Vehicles.

SECTION 6.    REMEDIAL PROVISIONS

6.1.    Communications with Obligors; Grantors Remain Liable. The Notes Agent may at any time after an Event of Default has occurred and is continuing require any Grantor to notify the account debtor or counterparty on any Receivable constituting Collateral of the security interest of the Notes Agent therein. In addition, after the occurrence and during the continuance of an Event of Default, the Notes Agent may require any Grantor to notify the Account Debtor or counterparty to make all payments under the Receivables constituting Collateral as directed by the Notes Agent.

6.2.    Pledged Securities.

(a)    Unless an Event of Default shall have occurred and be continuing and the Notes Agent shall have given three (3) Business Days’ prior written notice to the relevant Grantor of the Notes Agent’s intent to exercise its corresponding rights pursuant to Section 6.2(b) (which notice shall be deemed to have been given immediately upon the occurrence of an Event of Default under Section 6.01(e), Section 6.01(f), or Section 6.01(g) of the Note Purchase Agreement, other than to the extent such right is waived or revoked in writing by the Requisite Holders), each Grantor shall be permitted to (i) receive all dividends, interest, principal or other payments or distributions paid or made in respect of the Pledged Securities, to the extent not prohibited by the Note Purchase Agreement and (ii) exercise all voting and corporate or other ownership rights with respect to the Pledged Securities; provided, however, that no vote shall be cast or corporate or other ownership right exercised or other action taken which would reasonably be expected to materially and adversely affect the rights inuring to a holder of any Pledged Securities or the rights and remedies of the Notes Agent or the other Secured Parties under this Agreement or any other Transaction Document or the ability of the Secured Parties to exercise the same or which would violate any provision of this Agreement or any other Transaction Document.

(b)    If an Event of Default shall occur and be continuing and the Notes Agent shall have given three (3) Business Days’ prior written notice to the Company of the Notes Agent’s intent to execute its rights pursuant to this Section 6.2(b) (which notice shall be deemed to have been given immediately upon the occurrence of an Event of Default under Section 6.01(e), Section 6.01(f), or Section 6.01(g) of the Note Purchase Agreement, other than to the extent such right is waived or revoked in writing by the Requisite Holders): (i) the Notes Agent shall have the right to receive any and all dividends, interest, principal or other payments or distributions paid in respect to the Pledged Securities included in the Collateral and make application thereof to the Obligations in accordance with Section 6.4, (ii) all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Notes Agent which shall thereupon have the sole right, but shall be under no obligation, to exercise or refrain from exercising such voting and other consensual rights and (iii) the Notes Agent shall have the right, without notice to any Grantor, to transfer all or any portion of the Investment Property included in the Collateral to its name or the name of its nominee or agent or the name of the applicable Grantor, endorsed or assigned in blank in favor of the Notes Agent, and each Grantor will, upon request, promptly give to the Notes Agent copies of any notices or other communications received by it with respect to Pledged Securities included in the Collateral registered in the name of such Grantor. In addition, if an Event of Default has occurred and is continuing, the Notes Agent shall have the right at any time, without notice to any Grantor, to exchange any certificates or instruments representing any Investment Property included in the Collateral for certificates or instruments of smaller or larger denominations. In order to permit the Notes Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder if an Event of Default has occurred and is continuing, each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Notes Agent all proxies, dividend payment orders and other instruments as the Notes Agent may from time to time reasonably request, and each Grantor acknowledges that the Notes Agent may utilize the power of attorney set forth herein. All dividends, interest, principal or other payments or distributions received by any Grantor contrary to the provisions of this Section 6.2(b) shall be segregated and held in trust for the benefit of the Notes Agent and shall be promptly delivered to the Notes Agent in the same form as so received (with any necessary endorsement reasonably requested by the Notes Agent).

(c)    Any notice given by the Notes Agent to the Company or any other Grantor under this Section 6.2 (i) may be given with respect to one or more of the Grantors at the same or different times and (ii) may suspend the rights of the Grantors under paragraph (a) or (b) of this Section 6.2 in part without suspending all such rights (as specified by the Notes Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Notes Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

(d)    Subject to the Intercreditor Agreement, each Grantor hereby authorizes and instructs each Issuer of any Pledged Securities pledged by such Grantor hereunder to (i) comply with any instruction received by it after the occurrence and during the continuation of an Event of Default from the Notes Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Securities directly to the Notes Agent.

6.3.    Proceeds to be Turned Over to Notes Agent. Subject to the Intercreditor Agreement, if an Event of Default shall occur and be continuing, at the written request of the Notes Agent, all Proceeds of Collateral received by any Grantor consisting of cash, Cash Equivalents and checks shall be segregated and held in trust by such Grantor for the Secured Parties, and shall, forthwith upon receipt by such Grantor, be turned over to the Notes Agent in the exact form received by such Grantor (duly endorsed by such Grantor to the Notes Agent, if reasonably required). All such Proceeds of Collateral received by the Notes Agent under this Section 6.3 shall be held by the Notes Agent in a Collateral Account maintained under its control (as defined in and subject to Section 9104 of the UCC). All such Proceeds while held by the Notes Agent in a Collateral Account (or by such Grantor for the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.4.

6.4.    Application of Proceeds.

(a)    Subject to the Intercreditor Agreement, if an Event of Default shall have occurred and be continuing, at any time at the Notes Agent’s election, the Notes Agent may apply all or any part of the net Proceeds (after deducting fees and expenses as provided in Section 6.5 below) of Collateral realized through the exercise by the Notes Agent of its remedies hereunder, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Section 2 hereof, in payment of the Obligations in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Notes Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts payable to the Secured Parties (including amounts payable under Section 2 of this Agreement), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Notes, ratably among the holders of such Obligations in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Notes then due and payable, ratably among the holders of such Obligations in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Grantors that are then due and payable to the Notes Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Notes Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Company or as otherwise required by applicable Law.

(b)    Subject to the Intercreditor Agreement and except as provided herein or in any other Transaction Document, the Notes Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Notes Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of proceeds in the amount agreed upon by the Notes Agent or by the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Notes Agent or such officer or be answerable in any way for the misapplication thereof

6.5.    Code and Other Remedies.

(a)    Subject to the Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default, and except for an Event of Default under Section 6.1(e), Section 6.1(f), or Section 6.1(g) of the Note Purchase Agreement (other than to the extent such right is waived or revoked in writing by the Requisite Holders), the Notes Agent’s notice of its intent to exercise such rights to the relevant Grantor or Grantors delivered in accordance with the terms of this Agreement, to the extent required by law, each Grantor agrees to deliver each item of Collateral to the Notes Agent promptly after demand therefor, and it is agreed that the Notes Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the UCC or its rights under any other applicable law or in equity, including to pursue any of the following separately, successively or simultaneously: (i) require any Grantor to, and each Grantor hereby agrees that is shall at its expense and promptly upon request of the Notes Agent forthwith, assemble all or part of the Collateral as directed by the Notes Agent and make it available to the Notes Agent at a place to be designated by the Notes Agent that is reasonably convenient to both parties; (ii) subject to the express written terms of any applicable lease, sublease, landlord consent, landlord waiver, bailee letter, collateral access agreement or other similar agreement, enter onto the property where any Collateral is located and take possession thereof with or without judicial process; (iii) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Notes Agent deems reasonably appropriate and while the Collateral shall be so stored, provide such security and maintenance services as shall be commercially reasonable to protect the same and to preserve and maintain them in good condition; (iv) without notice except as specified below or under the UCC, sell, assign, lease, license (on an exclusive or nonexclusive basis), grant an option or options to purchase or otherwise dispose of, deliver, or otherwise realize upon, the Collateral or any part thereof in one or more parcels at public or private sale (which sales may be adjourned or continued from time to time with or without notice and may take place at such Grantor’s premises, at any of the Notes Agent’s offices or elsewhere, for cash, on credit or for future delivery without assumption of any credit risk, at such time or times and at such price or prices and upon such other terms as the Notes Agent may deem commercially reasonable); (v) apply any monies constituting Collateral or proceeds thereof in accordance with the provisions of Section 6.4; (vi) demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Collateral including instructing part of the Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Notes Agent, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto and (vii) subject to Section 6.2(a), exercise any and all rights as beneficial and legal owner of the Collateral, including perfecting assignment of and exercising any and all voting, consensual and other rights and powers with respect to any Collateral. Without limiting the generality of the foregoing, the Notes Agent, without demand of performance or other demand or defense, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses (other than the defense of payment or performance of the Discharge of Obligations), presentment, protest, advertisements and notices are hereby waived to the extent permitted by applicable law), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent (or not consent) to the use by any Grantor of any cash collateral arising in respect of the Collateral on such terms as the Notes Agent deems reasonable, and/or may forthwith sell, lease, license, assign, give option or options to purchase, or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Secured Parties, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk, it being understood that any sale pursuant to the provisions of this Section 6.5 shall be deemed to conform to the commercially reasonable standards under the UCC, with respect to any disposition of Collateral. Each Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. To the fullest extent permitted by applicable law, each purchaser at any such sale shall hold the property sold to it absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Notes Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Subject to the Intercreditor Agreement, the Notes Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Subject to the Intercreditor Agreement, the Notes Agent may sell the Collateral without giving any warranties as to the Collateral. The Notes Agent may specifically disclaim or modify any warranties of title or the like. To the fullest extent permitted by applicable law, this procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. Each Grantor agrees that it would not be commercially unreasonable for the Notes Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. As an alternative to exercising the power of sale herein conferred upon it, the Notes Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. In the event of a foreclosure by the Notes Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Notes Agent or any Holder may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Notes Agent, at the direction of the Requisite Holders, as agent for and representative of the Secured Parties (but not any Holder or Holders in its or their respective individual capacities unless the Requisite Holders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Notes Agent on behalf of the Secured Parties at such sale or other disposition. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof and the Notes Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Notes Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Notes Agent or any Secured Party arising out of the exercise by them of any of their rights hereunder. Each Grantor further agrees, at the Notes Agent’s reasonable request, if an Event of Default has occurred and is continuing, to assemble the Collateral and make it available to the Notes Agent at places which the Notes Agent shall reasonably select, whether at such Grantor’s premises or elsewhere.

(b)    Subject to the Intercreditor Agreement, the Notes Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.5, after deducting all reasonable and documented out-of-pocket costs and expenses of the Notes Agent of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Parties hereunder, including reasonable and documented out-of-pocket attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations in accordance with Section 6.4 and only after such application and after the payment by the Notes Agent of any other amount required by any provision of law, including Section 9-615(a) of the UCC, need the Notes Agent account for the surplus, if any, to any Grantor. If the Notes Agent sells any of the Collateral upon credit, the Grantor will be credited only with payments actually made by the purchaser and received by the Notes Agent and applied to debt of the purchaser. In the event the purchaser fails to pay for the Collateral, the Notes Agent may resell the Collateral and the Grantor shall be credited with proceeds of the sale. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against any Secured Party arising out of the exercise by them of any rights hereunder.

(c)    In view of the position of the Grantors in relation to the Collateral, or because of other current or future circumstances, a question may arise under the U.S. Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (the U.S. Securities Act of 1933 and any such similar statute as from time to time in effect being called the “Securities Laws”) with respect to any disposition of the Collateral permitted hereunder. Each Grantor understands that compliance with the Securities Laws might very strictly limit the course of conduct of the Notes Agent if the Notes Agent were to attempt to dispose of all or any part of the Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Notes Agent in any attempt to dispose of all or part of the Collateral under applicable “blue sky” or other state securities laws or similar laws analogous in purpose or effect. Each Grantor recognizes that in light of such restrictions and limitations the Notes Agent may, with respect to any sale of the Collateral, limit the purchasers to those who will agree, among other things, to acquire such Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Notes Agent, in its sole and absolute discretion (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Collateral or part thereof shall have been filed under the Securities Laws, and (b) may approach and negotiate with a limited number of potential purchasers (including a single potential purchaser) to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Notes Agent shall incur no responsibility or liability for selling all or any part of the Collateral at a price that the Notes Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a limited number of purchasers (or a single purchaser) were approached. The provisions of this Section 6.5 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Notes Agent sells.

6.6.    Remedies for Intellectual Property.

Subject to the Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default, it is agreed that the Notes Agent shall have the right to take any of or all of the following actions at the same or different times with respect to any Collateral consisting of Intellectual Property, on demand, to cause the security interest granted hereunder to become an assignment, transfer and conveyance of any of or all such Collateral by the applicable Grantor to the Notes Agent, for the benefit of the Secured Parties, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Collateral throughout the world on such terms and conditions and in such manner as the Notes Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers cannot be obtained).

For the purpose of enabling the Notes Agent to exercise rights and remedies under this Agreement at such time as the Notes Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Notes Agent an irrevocable (until the Discharge of Obligations or the release of a Lien as set forth in Section 9.15), nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors), to use, license or sublicense any of the Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof; provided that such (i) license shall automatically terminate upon the Discharge of Obligations or the release of a Lien as set forth in Section 9.15, and (ii) such license shall be subject to the rights of any licensee under any exclusive license permitted under this Agreement granted prior to such Event of Default. The use of such license by the Notes Agent may be exercised, at the option of the Notes Agent, only upon the occurrence and during the continuation of an Event of Default; provided, however, that any license, sublicense or other transaction entered into by the Notes Agent in accordance herewith shall be binding upon each Grantor notwithstanding any subsequent cure of an Event of Default.

6.7.    Waiver; Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by any Secured Party to collect such deficiency.

SECTION 7.    THE NOTES AGENT

7.1.    Notes Agent’s Appointment as Attorney-in-Fact, etc.

(a)    Each Grantor hereby irrevocably (until the Discharge of Obligations) constitutes and appoints the Notes Agent and any officer or agent thereof, with full power of substitution, as its true and lawful proxy and attorney-in-fact with full irrevocable (until the Discharge of Obligations) power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Notes Agent the power and right, on behalf of such Grantor, to do any or all of the following:

(i)    in the name of such Grantor or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable constituting Collateral or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Notes Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

(ii)    in the case of any Intellectual Property, execute and deliver, and record or have recorded, any and all agreements, instruments, documents and papers as the Notes Agent may reasonably request to evidence the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii)    pay or discharge taxes, assessments, charges, fees, Liens, security interests or other encumbrances levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof; provided, however, that nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Notes Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to Taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Transaction Documents;

(iv)    execute, in connection with the exercise of any right or remedy provided for in Section 6 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v)    (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Notes Agent or as the Notes Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral and to give discharges and releases of all or any of the Collateral; (3) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) send verifications of Receivables to any Account Debtor; (5) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (6) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (7) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Notes Agent may deem appropriate; (8) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Trademark pertains and subject to the covenant set forth in Section 5.4(b) hereof) included in the Collateral, throughout the world for such term or terms, on such conditions, and in such manner, as the Notes Agent shall in its sole discretion determine; and (9) generally, sell, transfer, pledge and make any agreement with respect to, or consent to any use of cash collateral arising in respect of, or otherwise deal with any of the Collateral as fully and completely as though the Notes Agent were the absolute owner thereof for all purposes, and do, at the Notes Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Notes Agent reasonably deems necessary to protect, preserve or realize upon the Collateral and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Notes Agent agrees that, except as expressly provided in Section 7.1(b), it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing and the Notes Agent shall have given the Company notice of its intent to exercise remedies under this Agreement (it being understood and agreed that the failure of the Notes Agent to provide notice pursuant to this paragraph shall not alter the Notes Agent’s ability to foreclose upon, or any other rights it may have with respect to, any Collateral).

(b)    If any Grantor fails to perform or comply with any of its agreements contained herein, the Notes Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement; provided, however, that unless an Event of Default has occurred and is continuing, the Notes Agent shall not exercise this power without first making demand on the Grantor and the Grantor failing to comply therewith within any applicable period of grace.

(c)    The expenses of the Notes Agent incurred in connection with actions undertaken as provided in this Section 7.1 shall be payable by such Grantor to the Notes Agent in accordance with Article X of the Note Purchase Agreement.

(d)    Each Secured Party, by its authorization of the Notes Agent’s entering into this Agreement, consents to the exercise by the Notes Agent of any power, right or remedy provided for herein. All powers, authorizations and agencies contained in this Agreement, including Section 7.1(a), are coupled with an interest, are irrevocable until the termination of this Agreement and the release of the security interests created hereby.

7.2.    Duty of Notes Agent. Neither the Notes Agent nor any other Secured Party nor any of their respective officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Secured Parties hereunder are solely to protect the Secured Parties’ interests in the Collateral and shall not impose any duty upon any Secured Party to exercise any such powers, other than a duty of reasonable care in the custody and preservation of the Collateral in its possession. The Notes Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Notes Agent accords its own property. The Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be responsible to any Grantor for any act or failure to act hereunder, except to the extent that any such act or failure to act is found by a final and nonappealable decision of a court of competent jurisdiction to have resulted directly from their own gross negligence, bad faith or willful misconduct or a material breach of their obligations under the Transaction Documents.

7.3.    Execution of Financing Statements, Intellectual Property Filings.

(a)    Each Grantor hereby authorizes the Notes Agent to file or record financing or continuation statements, and amendments thereto, and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Notes Agent reasonably determines appropriate to perfect or maintain the perfection of the security interests of the Notes Agent under this Agreement, provided however, that the Notes Agent shall have no obligation to make such filings or recordings absent express direction from the Requisite Holders. Each Grantor agrees that such financing statements may describe the Collateral in the same manner as described in the Notes Collateral Documents or as “all assets” or “all personal property” of the undersigned, whether now owned or hereafter existing or acquired by the undersigned or such other description as the Notes Agent reasonably determines is necessary or advisable.

(b)    The Notes Agent is authorized to file with the USPTO or the USCO (or any successor office) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest in each item of Intellectual Property included in the Collateral that is owned by each Grantor that is subject to registration or an application to register in the USPTO or the USCO and each item of Intellectual Property included in the Collateral consisting of exclusive Copyright Licenses, in all cases naming any Grantor or the Grantors as debtors and the Notes Agent as secured party and shall provide written notice to the Grantor prior to filing any such documents, provided however, that the Notes Agent shall have no obligation to make such filings or recordings absent express direction from the Requisite Holders.

7.4.    Authority of Notes Agent. Each Grantor acknowledges that the rights and responsibilities of the Notes Agent under this Agreement with respect to any action taken (or not taken) by the Notes Agent or the exercise or non-exercise by the Notes Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Notes Agent and the other Secured Parties, be governed by the Note Purchase Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Notes Agent and the Grantors, the Notes Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority. Without limiting the foregoing, in entering into this Agreement, or in taking (or forbearing from) any action under or pursuant to this Agreement, the Notes Agent shall have and be protected by all of the rights, immunities, indemnities and other protections granted to it under Article X of the Note Purchase Agreement. As among the Notes Agent and the Secured Parties, it is understood that any determination, request, direction, consent or election, deeming any action or document reasonable, appropriate or satisfactory, exercising discretion, or exercising any right or duty under this Agreement to be made by the Notes Agent shall be pursuant to direction from the “Requisite Holders” or such other higher percentage of Holders under the Transaction Documents as shall be required to consent pursuant to the terms thereof.

7.5.    No Individual Foreclosure, Etc. No Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guarantee of the Obligations except to the extent expressly contemplated by this Agreement or the other Transaction Documents, it being understood and agreed that all powers, rights and remedies under the Transaction Documents may be exercised solely by the Notes Agent on behalf of the Secured Parties in accordance with the terms thereof. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the guarantees of the Obligations provided hereunder and under any other Transaction Documents, to have agreed to the foregoing provisions and the other provisions of this Agreement. Without limiting the generality of the foregoing, each Secured Party authorizes the Notes Agent to credit bid all or any part of the Obligations held by it.

7.6.    Reserved.

SECTION 8.    INDEMNITY, SUBROGATION AND SUBORDINATION

8.1.    Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 8.3), the Company agrees that (a) in the event a payment shall be made by any Guarantor under this Agreement, the Company shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment, and (b) in the event any assets of any Guarantor shall be sold pursuant to this Agreement or any other Transaction Document to satisfy in whole or in part a claim of any Secured Party, the Company shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

8.2.    Contribution and Subrogation. Each Guarantor (a “Contributing Guarantor”) agrees (subject to Section 8.3) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Obligation, or assets of any other Guarantor shall be sold pursuant to any Transaction Document to satisfy any Obligation owed to any Secured Party, and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Company as provided in Section 8.1, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to (i) the amount of such payment, or (ii) the greater of the book value or the fair market value of such assets, as the case may be (the “Indemnified Amount”), in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor as of the date of the payment of such Obligation and the denominator shall be the aggregate net worth of all the Guarantors as of the date of the payment of such Obligation (or, in the case of any Guarantor becoming a party hereto pursuant to Section 9.14 hereof, the date of the supplement hereto executed and delivered by such Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 8.2 shall be subrogated to the rights of such Claiming Guarantor under Section 8.1 to the extent of such payment.

8.3.    Subordination.

(a)    Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Sections 8.1 and 8.2 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Obligations. No failure on the part of the Company or any Guarantor to make the payments required by Sections 8.1 and 8.2 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of its obligations hereunder.

(b)    The Company and each Guarantor hereby agree that all Indebtedness and other monetary obligations owed by it to the Company or any other Subsidiary of the Company shall be fully subordinated to the Discharge of Obligations.

SECTION 9.    MISCELLANEOUS

9.1.    Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 11.3 of the Note Purchase Agreement or pursuant to an Assumption Agreement; provided that the Perfection Certificate referenced herein may be amended or supplemented by any Grantor at any time by delivering such amended or supplemented schedule to the Notes Agent.

9.2.    Notices. All notices, requests and demands to or upon the Notes Agent or any Grantor hereunder shall be effected in the manner provided for in Section 11.6 of the Note Purchase Agreement. All communications and notices hereunder to any Guarantor shall be given to it in care of the Company as provided in Section 11.6 of the Note Purchase Agreement.

9.3.    No Waiver by Course of Conduct; Cumulative Remedies. No Secured Party shall by any act (except by a written instrument pursuant to Section 9.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

9.4.    Enforcement Expenses; Indemnification. Each Grantor agrees that the provisions of Section 8.1 of the Notes Purchase Agreement are incorporated herein by reference, mutatis mutandis.

9.5.    Successors and Assigns. This Agreement (including the Guaranty) shall (a) remain in full force and effect until the Discharge of Obligations has occurred, (b) be binding upon each Grantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Holders and the Notes Agent and their respective successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, and subject to Section 11.4(b) of the Note Purchase Agreement, any Holder may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, the Guaranty, or all or any portion of any Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Holder herein or otherwise, in each case as and to the extent provided in Section 11.4(a) of the Note Purchase Agreement. No Grantor shall have the right to assign, transfer or delegate its rights hereunder or any interest herein without the prior written consent of the Requisite Holders (which consent may be granted or withheld in the Requisite Holders’ sole and absolute discretion) and any purported assignment, transfer or delegation without such consent shall be void ab initio.

9.6.    Reserved.

9.7.    Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it shall have been executed by the Notes Agent and when the Notes Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (e.g., “PDF” or “TIFF”) shall be effective as delivery of a manually executed counterpart of this Agreement.

9.8.    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.9.    Section Headings. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.10.    Integration. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law. This Agreement and the other Transaction Documents and any separate letter agreements with respect to fees payable to the Notes Agent represent the entire agreement of the Grantors, the Notes Agent and the other Secured Parties with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

9.11.    GOVERNING LAW. This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be construed in accordance with and governed by the law of the State of New York.

9.12.    Submission to Jurisdiction; Waivers.

(a)    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the State and Federal Courts of the State of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, any Secured Party may bring an action or proceeding in a jurisdiction where Collateral is located.

(b)    Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section 9.12. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement or any other Transaction Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

9.13.    Additional Grantors. Each Guarantor that (i) is required to become a party to this Agreement pursuant to Section 5.1(j) of the Note Purchase Agreement or (ii) otherwise becomes a party to this Agreement shall become a Grantor and a Guarantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement. Upon execution and delivery by the Notes Agent and such Guarantor of an Assumption Agreement, such Guarantor shall become a Guarantor and a Grantor hereunder with the same force and effect as if originally named as a Guarantor and a Grantor herein. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

9.14.    Releases.

(a)    Subject to Section 2.4, (i) this Agreement shall continue in effect until the Discharge of Obligations and (ii) in the circumstances described in Section 5.1 of the Intercreditor Agreement, subject to the instructions of the Holders, (1) the applicable Liens granted hereby (including any irrevocable licenses granted to the Notes Agent granted hereunder) shall automatically terminate and be released and (2) each applicable Guarantor shall automatically be released from its Guaranteed Obligations hereunder. In connection with any such termination or release, the Notes Agent shall promptly (and, without limiting the Notes Agent’s right to seek direction, each Secured Party, by its authorization of the Notes Agent’s entering into this Agreement, hereby authorizes the Notes Agent to) take such actions and execute any such documents as may be reasonably requested by any Grantor or Guarantor and at such Grantor’s or Guarantor’s expense, as applicable, to further document and evidence any such termination and release of Liens or Guaranteed Obligations, as the case may be.

(b)    All releases or other documents delivered by the Notes Agent pursuant to this Section 9.14 shall be without recourse to, or warranty by, the Notes Agent.

9.15.    No Fiduciary Duty. Each Grantor agrees that the provisions of Article XI of the Note Purchase Agreement are incorporated herein by reference, mutatis mutandis.

9.16.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.17.    Intercreditor Agreement Governs. Notwithstanding anything herein to the contrary, the Liens and security interests granted to the Notes Agent, for the benefit of the Secured Parties pursuant to this Agreement, and the exercise of any right or remedy by the Notes Agent and the other Secured Parties hereunder, in each case, with respect to the Collateral and Liens securing any Notes Obligations are subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement with respect to the Collateral and Liens securing any Notes Obligations, as applicable, including with respect to (i) any obligation to deliver Pledged Securities or provide control with respect to any Collateral, and (ii) any representation, warranty or covenant herein relating to the priority of any security interest in the Collateral, the provisions of the Intercreditor Agreement shall prevail. As used in this Section 9.17, “Notes Obligations” shall have the meaning given to such term in the Intercreditor Agreement.

(signature pages follow)

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

GRANTORS:

U.S. WELL SERVICES, INC.

By:	/s/ Kyle O’Neill
Name:	Kyle O’Neill
Title:	Chief Financial Officer

USWS HOLDINGS, LLC

By:	/s/ Kyle O’Neill
Name:	Kyle O’Neill
Title:	Chief Financial Officer

U.S. WELL SERVICES, LLC

By:	/s/ Kyle O’Neill
Name:	Kyle O’Neill
Title:	Chief Financial Officer

GRANTORS (CONT.):

USWS FLEET 10, LLC

By:	/s/ Kyle O’Neill
Name:	Kyle O’Neill
Title:	Chief Financial Officer

USWS FLEET 11, LLC

By:	/s/ Kyle O’Neill
Name:	Kyle O’Neill
Title:	Chief Financial Officer

WILMINGTON SAVINGS FUND SOCIETY, FSB,
as Notes Agent

By:	/s/ Geoffrey J. Lewis
Name:	Geoffrey J. Lewis
Title:	Vice President